EXHIBIT 99.1

FOR IMMEDIATE RELEASE

NEW YORK CITY REIT ANNOUNCES FOURTH QUARTER AND FULL YEAR 2021 RESULTS

New York, March 17, 2022 - New York City REIT, Inc. (NYSE: NYC) (“NYC” or the “Company”), a real estate investment trust that owns a portfolio of high-quality commercial real estate located within the five boroughs of New York City, announced today its financial and operating results for the fourth quarter and year ended December 31, 2021.

Fourth Quarter 2021 Highlights and Subsequent Events

•Revenue increased to $24.2 million from $9.9 million in the fourth quarter 20201
•Net loss attributable to common stockholders was $3.8 million or $0.29 per share compared to $16.6 million, or $1.30 per share, in the fourth quarter 2020
•Cash net operating income grew 74% to $7.1 million from $4.1 million in the fourth quarter 2020
•Core FFO was $7.1 million or $0.53 per share, an increase of $13.9 million from negative $6.8 million, or negative $0.53 per share, in the fourth quarter 2020
•Collected 96% of cash rent due in fourth quarter 20212, including 98% among the top 10 tenants3, an increase from 82% in the fourth quarter 2020 and 92% in the prior quarter
•72% of the top 10 tenants portfolio-wide rated as investment grade or implied investment grade4 with a weighted-average remaining lease term of 9.6 years
•Subsequent to quarter end, independent directors have acquired 24,852 shares of NYC Class A Common stock and affiliates of NYC’s advisor have acquired 145,391 shares.

Full Year 2021 Highlights

•Revenue was $70.2 million during its first full year as a publicly traded company1
•Net loss attributable to common stockholders was $39.5 million or $3.05 per share
•High quality 1.2 million square foot, $852.7 million portfolio composed of eight office and retail condominium assets primarily located in Manhattan
•At year end, portfolio has a weighted-average remaining lease term of 6.9 years, with 35% of leases expiring after 2030
•Conservative balance sheet with net leverage of 40.1%, no debt maturities in the next three years and a weighted average debt maturity of 5.1 years
•Executed 17 new leases and four lease renewals totaling over 200,000 square feet and adding $7.4 million of annualized Straight-Line Rent as of December 31, 2021.
•Total Return of 55% for the period beginning January 1, 2021 through March 1, 2022, including dividends, outperforming the S&P 500 over the same period despite unprecedented global events

CEO Comments
“The effects of our continued proactive management strategy and the benefits of our advisor’s expansive platform are beginning to reflect in NYC’s results,” said Michael Weil, CEO of NYC. “In 2021 we signed twenty-one new leases and lease extensions, collected 96% of the original cash rents payable for the fourth quarter, efficiently replaced tenants and operators who surrendered their space with credit-worthy, rent-paying tenants, launched our own co-working brand Innovate NYC, and successfully negotiated favorable outcomes with tenants who were severely affected by the pandemic. Despite the long-lasting and drastic impact the pandemic has had on the city of New York, we believe there remains significant upside opportunity as we have positioned the company to benefit from a full post-COVID return to normalcy in New York City. Our board and management have demonstrated the depth of their conviction with significant purchases of NYC stock since the beginning of the year.”

Financial Results

	Three Months Ended December 31,		Year Ended December 31,
(In thousands, except per share data)	2021	2020	2021	2020
Revenue from tenants	$24,208	$9,860	$70,219	$62,895

Net loss attributable to common stockholders	$(3,755)	$(16,600)	$(39,466)	$(40,962)
Net loss per common share (a)	$(0.29)	$(1.30)	$(3.05)	$(3.21)

FFO attributable to common stockholders	$4,941	$(8,923)	$(6,957)	$(9,215)
FFO per common share (a)	$0.37	$(0.70)	$(0.54)	$(0.72)

Core FFO attributable to common stockholders	$7,060	$(6,807)	$1,518	$(2,889)
Core FFO per common share (a)	$0.53	$(0.53)	$0.12	$(0.23)
(a) All per share data based on 13,252,567 and 12,797,174 diluted weighted-average shares outstanding for the three months ended December 31, 2021 and 2020, respectively and 12,983,168 and 12,767,380 for the years ended December 31, 2021 and 2020, respectively. .

Real Estate Portfolio

The Company’s portfolio consisted of eight properties and comprised 1.2 million rentable square feet as of December 31, 2021. Portfolio metrics include:

•83% leased, compared to 87% at the end of fourth quarter 2020, with 6.9 years remaining weighted-average lease term5
•72% of annualized straight-line rent6 from top 10 tenants derived from investment grade or implied investment grade tenants
•75% office (based on an annualized straight-line rent)

Capital Structure and Liquidity Resources

As of December 31, 2021, the Company had $11.7 million of cash and cash equivalents.7 The Company’s net debt8 to gross asset value9 was 40.1%, with net debt of $393.3 million.

All of the Company’s debt was fixed-rate as of December 31, 2021. The Company’s total combined debt had a weighted-average interest rate of 4.4%10.

Rent Collection Update

Fourth Quarter of 2021

For the fourth quarter of 2021, NYC collected 96% of the cash rents that were due across the portfolio, including 98% of the cash rent payable from the top 10 tenants in the portfolio (based on annualized straight-line rent) and 97% of the cash rent due and payable from office tenants and 94% of the cash rent due and payable from retail tenants.

Footnotes/Definitions
1 Net loss, FFO and Core FFO for the three months ended December 31, 2021 includes income from the accelerated amortization of the remaining unamortized balance of below-market lease liabilities of approximately $7.7 million, which is recorded in Revenue from tenants in the consolidated statements of operations. Also, net Loss, FFO and Core FFO for the three months ended December 31, 2020 and December 31, 2021 and the year ended December 31, 2021, includes income from lease termination fees of $1.4 million, which are recorded in Revenue from tenants in the consolidated statements of operations.
Net loss, FFO and Core FFO for the year ended December 31, 2021 includes income from the accelerated amortization of the remaining unamortized balance of below-market lease liabilities of approximately $7.9 million, which is recorded in Revenue from tenants in the consolidated statements of operations. Also, net Loss, FFO and Core FFO for the three months ended December 31, 2020 and December 31, 2021 and the year ended December 31, 2021, includes income from lease termination fees of $1.5 million, which is recorded in Revenue from tenants in the consolidated statements of operations.
2 Comparing the percentage of Cash Rent due and collected for Q4’2021 against Q4’2020. See Annual report on Form 10 K for additional detail regarding Cash Rent collections. “Cash Rent” represents total of all contractual rents on a cash basis due from tenants as stipulated in the originally executed lease agreements for the applicable period taking into account any deferrals or lease amendments. “Original Cash Rent” refers to contractual rents on a cash basis due from tenants as stipulated in their originally executed lease agreement based on leases in place for the applicable period, prior to any rent deferral agreement We calculate “Original Cash Rent collections” by comparing the total amount of rent collected during the period to the original Cash Rent due for the applicable period. Total rent collected during the period includes both original Cash Rent due and payments made by tenants pursuant to rent deferral agreements. This information may not be indicative of any future period.
3 Top 10 tenants based on annualized straight-line rent as of December 31, 2021.
4 As used herein, investment grade includes both actual investment grade ratings of the tenant or guarantor, if available, or implied investment grade. Implied investment grade may include actual ratings of tenant parent, guarantor parent (regardless of whether or not the parent has guaranteed the tenant’s obligation under the lease) or by using a proprietary Moody’s analytical tool, which generates an implied rating by measuring a company’s probability of default. The term “parent" for these purposes includes any entity, including any governmental entity, owning more than 50% of the voting stock in a tenant. Ratings information is as of December 31, 2021. Top 10 tenants are 52% actual investment grade rated and 20% implied investment grade rated.
5 The weighted-average remaining lease term (years) is based on annualized straight-line rent as of December 31, 2021.
6 Annualized straight-line rent is calculated using the most recent available lease terms as of December 31, 2021.
7 Under one of our mortgage loans, we are required to maintain minimum liquid assets (i.e. cash and cash equivalents) of $10.0 million.
8 Total debt of $405.0 million less cash and cash equivalents of $11.7 million as of December 31, 2021. Excludes the effect of deferred financing costs, net, mortgage premiums, net and includes the effect of cash and cash equivalents.
9 Gross assets is defined as the carrying value of total assets of $823.1 million plus accumulated depreciation and amortization of $157.9 million as of December 31, 2021.
10 Weighted based on the outstanding principal balance of the debt.

Webcast and Conference Call

NYC will host a webcast and call on March 17, 2021 at 11:00 a.m. ET to discuss its financial and operating results. This webcast will be broadcast live over the Internet and can be accessed by all interested parties through the NYC website, www.newyorkcityreit.com, in the “Investor Relations” section.

Dial-in instructions for the conference call and the replay are outlined below.

To listen to the live call, please go to NYC’s “Investor Relations” section of the website at least 15 minutes prior to the start of the call to register and download any necessary audio software. For those who are not able to listen to the live broadcast, a replay will be available shortly after the call on the NYC website at www.newyorkcityreit.com.

Live Call
Dial-In (Toll Free): 1-888-330-3127
International Dial-In: 1-646-960-0855
Conference ID: 5954637

Conference Replay*
Domestic Dial-In (Toll Free): 1-800-770-2030
International Dial-In: 1-647-362-9199
Conference ID: 5954637
*Available one hour after the end of the conference call through June 17, 2022

About New York City REIT, Inc.

New York City REIT, Inc. (NYSE: NYC) is a publicly traded REIT that owns a portfolio of high-quality commercial real estate located within the five boroughs of New York City. Additional information about NYC can be found on its website at www.newyorkcityreit.com.

 Supplemental Schedules

The Company will file supplemental information packages with the Securities and Exchange Commission (the “SEC”) to provide additional disclosure and financial information. Once posted, the supplemental package can be found under the “Presentations” tab in the Investor Relations section of NYC’s website at www.newyorkcityreit.com and on the SEC website at www.sec.gov.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve substantial risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “would,” or similar expressions indicate a forward-looking statement, although not all forward-looking statements contain these identifying words. Actual results may differ materially from those contemplated by such forward-looking statements, including those set forth in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of NYC’s most recent Annual Report on Form 10-K and NYC’s most recent Form 10-Q, as such Risk Factors may be updated from time to time in subsequent reports. Further, forward-looking statements speak only as of the date they are made, and NYC undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, except as required by law.

Accounting Treatment of Rent Deferrals

The majority of the concessions granted to our tenants as a result of the COVID-19 pandemic are rent deferrals or temporary rent abatements with the original lease term unchanged and collection of deferred rent deemed probable. As a result of relief granted by the FASB and the SEC related to lease modification accounting, rental revenue used to calculate Net Income, NAREIT FFO and Core FFO have not been, and we do not expect it to be, significantly impacted by these types of deferrals.

Contacts:
Investors and Media:
Email: investorrelations@newyorkcityreit.com
Phone: (866) 902-0063

New York City REIT, Inc.
Consolidated Balance Sheets
(In thousands. except share and per share data)

	December 31,
	2021	2020
ASSETS	(Unaudited)
Real estate investments, at cost:
Land	$192,600	$193,658
Buildings and improvements	572,576	568,861
Acquired intangible assets	87,478	98,118
Total real estate investments, at cost	852,654	860,637
Less accumulated depreciation and amortization	(157,880)	(139,666)
Total real estate investments, net	694,774	720,971
Cash and cash equivalents	11,674	30,999
Restricted cash	16,754	8,995
Operating lease right-of-use asset	55,167	55,375
Prepaid expenses and other assets (including amounts due from related parties of $0 and $435 at December 31, 2021 and 2020, respectively)	9,293	12,953
Straight-line rent receivable	25,838	22,050
Deferred leasing costs, net	9,551	10,503
Total assets	$823,051	$861,846

LIABILITIES AND STOCKHOLDER'S EQUITY
Mortgage notes payable, net	$398,117	$396,574
Accounts payable, accrued expenses and other liabilities (including amounts due to related parties of $141 and $0 at December 31, 2021 and 2020, respectively)	8,131	6,916
Operating lease liability	54,770	54,820
Below-market lease liabilities, net	4,224	14,006
Derivative liability, at fair value	1,553	3,405
Deferred revenue	5,120	4,558
Total liabilities	471,915	480,279

Preferred stock, $0.01 par value, 50,000,000 shares authorized, none issued and outstanding at December 31, 2021 and 2020	—	—
Common stock, $0.01 par value, 300,000,000 shares authorized, 13,277,738 and 12,802,690 shares issued and outstanding as of December 31, 2021 and 2020, respectively	133	129
Additional paid-in capital	691,118	686,715
Accumulated other comprehensive loss	(1,553)	(3,404)
Distributions in excess of accumulated earnings	(350,709)	(305,882)
Total stockholders' equity	338,989	377,558
Non-controlling interests	12,147	4,009
Total equity	351,136	381,567
Total liabilities and stockholders' equity	$823,051	$861,846

New York City REIT, Inc.
Consolidated Statements of Operations (Unaudited)
(In thousands, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Revenue from tenants	$24,208	$9,860	$70,219	$62,895

Operating expenses:
Asset and property management fees to related parties	1,938	1,856	7,554	7,577
Property operating	8,275	8,750	33,363	32,283
Impairment of real estate investments	1,039	—	1,452	—
Listing expenses	—	—	—	1,299
Vesting and conversion of Class B Units	—	—	—	1,153
Equity-based compensation	2,119	2,116	8,475	3,874
General and administrative	2,104	1,844	8,704	7,571
Depreciation and amortization	7,657	7,677	31,057	31,747
Total operating expenses	23,132	22,243	90,605	85,504
Operating income (loss)	1,076	(12,383)	(20,386)	(22,609)
Other income (expense):
Interest expense	(4,811)	(4,225)	(19,090)	(19,140)
Other income	3	8	47	787
Total other expense	(4,808)	(4,217)	(19,043)	(18,353)
Net loss before income taxes	(3,732)	(16,600)	(39,429)	(40,962)
Income tax expense	(23)	—	(37)	—
Net loss and Net loss attributable to common stockholders	$(3,755)	$(16,600)	$(39,466)	$(40,962)

Weighted-average shares outstanding — Basic and Diluted	13,252,567	12,797,174	12,983,168	12,767,380
Net loss per share attributable to common stockholders — Basic and Diluted	$(0.29)	$(1.30)	$(3.05)	$(3.21)

New York City REIT, Inc.
Quarterly Reconciliation of Non-GAAP Measures (Unaudited)
(In thousands)

	Three Months Ended				Year Ended
	March 31, 2021	June 30, 2021	September 30, 2021	December 31, 2021	December 31, 2021
EBITDA:
Net loss and Net loss attributable to common stockholders	$(13,535)	$(11,052)	$(11,124)	$(3,755)	$(39,466)
Depreciation and amortization	8,526	7,023	7,851	7,657	31,057
Interest expense	4,713	4,763	4,803	4,811	19,090
Income tax expense	—	—	14	23	37
EBITDA	(296)	734	1,544	8,736	10,718
Impairment of real estate investments	—	—	413	1,039	1,452
Equity-based compensation	2,115	2,120	2,121	2,119	8,475
Other income	(8)	(31)	(5)	(3)	(47)
Adjusted EBITDA	1,811	2,823	4,073	11,891	20,598
Asset and property management fees to related parties	1,907	1,847	1,862	1,938	7,554
General and administrative	2,732	1,984	1,884	2,104	8,704
NOI	6,450	6,654	7,819	15,933	36,856
Accretion of below- and amortization of above-market lease liabilities and assets, net	(215)	(225)	(367)	(7,864)	(8,671)
Straight-line rent (revenue as a lessor)	(640)	(438)	(1,738)	(972)	(3,788)
Straight-line ground rent (expense as lessee)	28	26	28	27	109
Cash NOI	$5,623	$6,017	$5,742	$7,124	$24,506

Cash Paid for Interest:
Interest expense	$4,713	$4,763	$4,803	$4,811	$19,090
Amortization of deferred financing costs	(385)	(386)	(386)	(386)	(1,543)
Total cash paid for interest	$4,328	$4,377	$4,417	$4,425	$17,547

New York City REIT, Inc.
Quarterly Reconciliation of Non-GAAP Measures (Unaudited)
(In thousands)

	Three Months Ended				Year Ended
	March 31, 2021	June 30, 2021	September 30, 2021	December 31, 2021	December 31, 2021
Net loss and Net loss attributable to common stockholders (in accordance with GAAP) (1)	$(13,535)	$(11,052)	$(11,124)	$(3,755)	$(39,466)
Impairment of real estate investments	—	—	413	1,039	1,452
Depreciation and amortization	8,526	7,023	7,851	7,657	31,057
FFO (as defined by NAREIT) attributable to common stockholders (1)	(5,009)	(4,029)	(2,860)	4,941	(6,957)
Equity-based compensation	2,115	2,120	2,121	2,119	8,475
Core FFO attributable to common stockholders (1)	$(2,894)	$(1,909)	$(739)	$7,060	$1,518
(1) Net Loss, FFO and Core FFO for the three months ended September 30, 2021 and December 31, 2021 and the year ended December 31 ,2021, includes income from the accelerated amortization of the remaining unamortized balance of below-market lease liabilities of approximately $0.2 million, $7.7 million and $7.9 million, respectively, which is recorded in Revenue from tenants in the consolidated statements of operations.
Net Loss, FFO and Core FFO for the three months ended September 30, 2021 and December 31, 2021 and the year ended December 31, 2021, includes income from lease termination fees of $0.1 million, $1.4 million and $1.5 million, respectively, which is recorded in Revenue from tenants in the consolidated statements of operations. Such termination payments represent cash income for accounting and tax purposes and as such management believes they should be included in both FFO and Core FFO. The termination fees were collected from the tenants and earned and recorded as income in the third and fourth quarters of 2021.

New York City REIT, Inc.
Quarterly Reconciliation of Non-GAAP Measures (Unaudited)
(In thousands)

	Three Months Ended December 31, 2020	Year Ended December 31, 2020
Net loss attributable to common stockholders (in accordance with GAAP)	$(16,600)	$(40,962)
Depreciation and amortization	7,677	31,747
FFO (as defined by NAREIT) attributable to common stockholders	(8,923)	(9,215)
Listing expenses	—	1,299
Vesting and conversion of Class B Units	—	1,153
Equity-based compensation	2,116	3,874
Core FFO attributable to common stockholders	$(6,807)	$(2,889)

New York City REIT, Inc.
Quarterly Reconciliation of Non-GAAP Measures (Unaudited)
(In thousands)

Three Months Ended
December 31, 2020
EBITDA:
Net loss attributable to common stockholders	$(16,600)
Depreciation and amortization	7,677
Interest expense	4,225
EBITDA	(4,698)
Equity-based compensation	2,116
Other income	(8)
Adjusted EBITDA	(2,590)
Asset and property management fees to related parties	1,856
General and administrative	1,844
NOI	1,110
Accretion of below- and amortization of above-market lease liabilities and assets, net	(219)
Straight-line rent (revenue as a lessor)	3,180
Straight-line ground rent (expense as lessee)	27
Cash NOI	$4,098

Non-GAAP Financial Measures
This release discusses the non-GAAP financial measures we use to evaluate our performance, including Funds from Operations (“FFO”), Core Funds from Operations (“Core FFO”), Earnings before Interest, Taxes, Depreciation and Amortization (“ EBITDA”), Adjusted Earnings before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”), Net Operating Income (“NOI”) and Cash Net Operating Income (“Cash NOI”). While NOI is a property-level measure, Core FFO is based on our total performance and therefore reflects the impact of other items not specifically associated with NOI such as, interest expense, general and administrative expenses and operating fees to related parties. A description of these non-GAAP measures and reconciliations to the most directly comparable GAAP measure, which is net income, is provided above.
Caution on Use of Non-GAAP Measures
FFO, Core FFO, EBITDA, Adjusted EBITDA, NOI and Cash NOI should not be construed to be more relevant or accurate than the current GAAP methodology in calculating net income or in its applicability in evaluating our operating performance. The method utilized to evaluate the value and performance of real estate under GAAP should be construed as a more relevant measure of operational performance and considered more prominently than the non-GAAP measures.
Other REITs may not define FFO in accordance with the current National Association of Real Estate Investment Trusts (“NAREIT”), an industry trade group, definition (as we do), or may interpret the current NAREIT definition differently than we do, or may calculate Core FFO differently than we do. Consequently, our presentation of FFO and Core FFO may not be comparable to other similarly titled measures presented by other REITs.
We consider FFO and Core FFO useful indicators of our performance. Because FFO and Core FFO calculations exclude such factors as depreciation and amortization of real estate assets and gains or losses from sales of operating real estate assets (which can vary among owners of identical assets in similar conditions based on historical cost accounting and useful-life estimates), FFO and Core FFO presentations facilitate comparisons of operating performance between periods and between other REITs in our peer group.
As a result, we believe that the use of FFO and Core FFO, together with the required GAAP presentations, provide a more complete understanding of our performance, including relative to our peers and a more informed and appropriate basis on which to make decisions involving operating, financing, and investing activities. However, FFO and Core FFO are not indicative of cash available to fund ongoing cash needs, including the ability to pay cash dividends. Investors are cautioned that FFO and Core FFO should only be used to assess the sustainability of our operating performance excluding these activities, as they exclude certain costs that have a negative effect on our operating performance during the periods in which these costs are incurred.
Funds from Operations and Core Funds from Operations
Funds from Operations
Due to certain unique operating characteristics of real estate companies, as discussed below, the NAREIT, an industry trade group, has promulgated a performance measure known as FFO, which we believe to be an appropriate supplemental measure to reflect the operating performance of a REIT. FFO is not equivalent to net income or loss as determined under GAAP.
We calculate FFO, a non-GAAP measure, consistent with the standards established over time by the Board of Governors of NAREIT, as restated in a White Paper and approved by the Board of Governors of NAREIT effective in December 2018 (the “White Paper”). The White Paper defines FFO as net income or loss computed in accordance with GAAP, excluding depreciation and amortization related to real estate, gains and losses from sales of certain real estate assets, gain and losses from change in control and impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity. Adjustments for consolidated partially-owned entities (including our Operating Partnership) and equity in earnings of unconsolidated affiliates are made to arrive at our proportionate share of FFO attributable to our stockholders. Our FFO calculation complies with NAREIT’s definition.
The historical accounting convention used for real estate assets requires straight-line depreciation of buildings and improvements, and straight-line amortization of intangibles, which implies that the value of a real estate asset diminishes predictably over time. We believe that, because real estate values historically rise and fall with market conditions, including inflation, interest rates, unemployment and consumer spending, presentations of operating results for a REIT using historical accounting for depreciation and certain other items may be less informative. Historical accounting for real estate involves the use of GAAP. Any other method of accounting for real estate such as the fair value method cannot be construed to be any more accurate or relevant than the comparable methodologies of real estate valuation found in GAAP. Nevertheless, we believe that the use of FFO, which excludes the impact of real estate related depreciation and amortization, among other things, provides a more complete understanding of our performance to investors and to management, and when compared year over year, reflects the impact on our operations from trends in occupancy rates, rental rates, operating costs, general and administrative expenses, and interest costs, which may not be immediately apparent from net income.
Core Funds from Operations
Beginning in the third quarter 2020, following the listing of our Class A common stock on the NYSE, we began presenting Core
FFO as a non-GAAP metric. We believe that Core FFO is utilized by other publicly-traded REITs although Core FFO presented by us may not be comparable to Core FFO reported by other REITs that define Core FFO differently. In calculating Core FFO, we start with FFO, then we exclude the impact of discrete non-operating transactions and other events which we do not consider representative of the comparable operating results of our real estate operating portfolio, which is our core business platform. Specific examples of discrete non-operating items include acquisition and transaction related costs for dead deals, debt extinguishment costs, listing related costs and expenses (including the vesting and conversion of Class B units and cash expenses and fees which are non-recurring in nature incurred in connection with the listing of Class A common stock on the NYSE and related transactions), and non-cash equity-based compensation. We add back non-cash write-offs of deferred financing costs and prepayment penalties incurred with the early extinguishment of debt which are included in net income but are considered financing cash flows when paid in the statement of cash flows. We consider these write-offs and prepayment penalties to be capital transactions and not indicative of operations. By excluding expensed acquisition and transaction dead deal costs as well as non-operating costs, we believe Core FFO provides useful supplemental information that is comparable for each type of real estate investment and is consistent with management’s analysis of the investing and operating performance of our properties. In future periods, we may also exclude other items from Core FFO that we believe may help investors compare our results.

Adjusted Earnings before Interest, Taxes, Depreciation and Amortization, Net Operating Income and Cash Net Operating Income.
We believe that EBITDA and Adjusted EBITDA, which is defined as earnings before interest, taxes, depreciation and amortization adjusted for acquisition and transaction-related expenses, fees related to the listing related costs and expenses, other non-cash items such as the vesting and conversion of the Class B Units, equity-based compensation expense and including our pro-rata share from unconsolidated joint ventures, is an appropriate measure of our ability to incur and service debt. Adjusted EBITDA should not be considered as an alternative to cash flows from operating activities, as a measure of our liquidity or as an alternative to net income as an indicator of our operating activities. Other REITs may calculate Adjusted EBITDA differently and our calculation should not be compared to that of other REITs.
NOI is a non-GAAP financial measure used by us to evaluate the operating performance of our real estate. NOI is equal to total revenues, excluding contingent purchase price consideration, less property operating and maintenance expense. NOI excludes all other items of expense and income included in the financial statements in calculating net income (loss). We believe NOI provides useful and relevant information because it reflects only those income and expense items that are incurred at the property level and presents such items on an unleveraged basis. We use NOI to assess and compare property level performance and to make decisions concerning the operations of the properties. Further, we believe NOI is useful to investors as a performance measure because, when compared across periods, NOI reflects the impact on operations from trends in occupancy rates, rental rates, operating expenses and acquisition activity on an unleveraged basis, providing perspective not immediately apparent from net income (loss). NOI excludes certain items included in calculating net income (loss) in order to provide results that are more closely related to a property’s results of operations. For example, interest expense is not necessarily linked to the operating performance of a real estate asset. In addition, depreciation and amortization, because of historical cost accounting and useful life estimates, may distort operating performance at the property level. NOI presented by us may not be comparable to NOI reported by other REITs that define NOI differently. We believe that in order to facilitate a clear understanding of our operating results, NOI should be examined in conjunction with net income (loss) as presented in our consolidated financial statements. NOI should not be considered as an alternative to net income (loss) as an indication of our performance or to cash flows as a measure of our liquidity or our ability to pay dividends.
Cash NOI, is a non-GAAP financial measure that is intended to reflect the performance of our properties. We define Cash NOI as NOI excluding amortization of above/below market lease intangibles and straight-line adjustments that are included in GAAP lease revenues. We believe that Cash NOI is a helpful measure that both investors and management can use to evaluate the current financial performance of our properties and it allows for comparison of our operating performance between periods and to other REITs. Cash NOI should not be considered as an alternative to net income, as an indication of our financial performance, or to cash flows as a measure of liquidity or our ability to fund all needs. The method by which we calculate and present Cash NOI may not be directly comparable to the way other REITs present Cash NOI.